                                                           EXHIBIT 16

October 18, 1999


Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for Community Bancorp, Inc. and their wholly owned subsidiary Fallbrook National Bank and, under the date of January 13, 1999, we reported on the financial statements of Fallbrook National Bank as of December 31, 1998 and 1997 and for the years then ended.
On October 8, 1999, our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K dated October 18, 1999 and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the decision to dismiss KPMG LLP was made by the Company's Board of Directors upon the recommendation of the Audit Committee nor that the Company engaged Deloitte & Touche LLP as its independent accountants as approved by the Company's Board of Directors and recommended by its Audit Committee.

Very truly yours,


/s/ KPMG LLP
--------------------